Exhibit 23.03

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our Firm under the caption "Experts" and to the use of our report (dated February 23, 1995) on the balance sheet of Bailey Retirement Center, Inc. as of December 31, 1993 and the related statements of operations, changes in stockholders' deficit, and cash flows for the year then ended as an exhibit in this Registration Statement (Form S-1) and prospectus of CareMatrix Corporation (formerly The Standish Care Company) for the registration of 31,250,000 shares of its common stock.

                                   /s/ Lovelace, Roby & Company, P.A.
                                       LOVELACE, ROBY & COMPANY, P.A.
                                       Certified Public Accountants

Orlando, Florida
September 3, 1996